Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, each dated March 1, 2026, and each included in this Post-Effective Amendment No. 323 to the Registration Statement (Form N-1A, File No. 033-50718) of The Advisors’ Inner Circle Fund II (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 22, 2025, with respect to the financial statements and financial highlights of Frontier Asset Absolute Return ETF, Frontier Asset Core Bond ETF, Frontier Asset Global Small Cap Equity ETF, Frontier Asset Opportunistic Credit ETF, Frontier Asset Total International Equity ETF, and Frontier Asset U.S. Large Cap Equity ETF (six of the funds constituting The Advisors’ Inner Circle Fund II) included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 27, 2026